Exhibit 99.1

Osiris Appoints Uwe Sommer and Thomas Knapp to its Board of Directors

COLUMBIA, Md. — February 10, 2017 - Osiris Therapeutics, Inc. (NASDAQ: OSIR) is pleased to announce that its Board of Directors, at a Board Meeting on February 7th, 2017, confirmed the appointment of Messrs. Uwe Sommer and Thomas J. Knapp as directors, upon recommendation of the Nominating Committee, and each will stand for election at the Company’s 2017 Stockholders Meeting.  Mr. Sommer and Mr. Knapp each join Osiris as independent Board members.

“We are pleased to have Mr. Sommer and Mr. Knapp join Osiris at this important time,” said Peter Friedli, Chairman of the Board. “Both gentlemen have extensive and diverse business experience, and their contributions will be greatly appreciated.”

Mr. Sommer is a highly experienced leader in global marketing and sales, managing distribution in markets including Europe, Japan, the Middle East, Africa, and the United States.  Mr. Sommer has held executive roles with Johnson & Johnson, Lindt & Sprüngli, Mars, Inc., and Procter & Gamble.  Mr. Sommer has degrees in Economics from University Kiel (Germany) and Marketing and Economics from Penn State University.

Mr. Knapp has over 25 years of corporate and large legal firm experience with regulated industries, with experience including Federal and State regulatory matters, Federal government affairs, risk management, compliance, litigation, complex commercial transactions, and corporate governance.  Mr. Knapp is presently Interim General Counsel and Corporate Secretary with Galena Biopharma, Inc., prior to which his experience includes serving as EVP, Chief Legal Officer, and Corporate Secretary of Sucampo Pharmaceuticals, Inc., as Vice President, General Counsel and Corporate Secretary at NorthWestern Corporation, and in senior in-house attorney positions at The Boeing Company and The Burlington Northern & Santa Fe Railway Company.

About Osiris Therapeutics

Osiris Therapeutics, Inc., based in Columbia, Maryland, is a leader in researching, developing and marketing cellular regenerative medicine products that improve the health and lives of patients and lower overall healthcare costs.  Having developed the world’s first approved stem cell drug, Osiris works to further advance the medical field.  Osiris’ research and development in biotechnology focuses on innovation in regenerative medicine — including bioengineering, stem cell research and viable tissue based products.  Osiris has achieved commercial success with products in orthopaedics, sports medicine and wound care, including BIO4®, a viable bone matrix, Cartiform®, a viable osteochondral allograft, Grafix®, a cryopreserved placental membrane, and Stravix®, a durable placental allograft.  Osiris, Grafix, Cartiform, and Stravix are trademarks of Osiris Therapeutics, Inc.  BIO4 is a registered trademark of Howmedica Osteonics Corp.  More information can be found on the company’s website, www.osiris.com. (OSIR-G)

For additional information, please contact:

Diane Savoie

Osiris Therapeutics, Inc.

(443) 545-1839

OsirisPR@Osiris.com

7015 Albert Einstein Drive  •  Columbia, Maryland  21046  • Ph 443.545.1800  •  Fax 443.545.1701  •  www.Osiris.com